Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

EXAR CORPORATION

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Exar Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That, on December 15, 1995, pursuant to Section 151 of the DGCL and the authority granted in the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) by resolution duly adopted, authorized the issuance of a series of 250,000 shares of preferred stock, par value $0.0001 per share, designated as “Series A Junior Participating Preferred Stock” (the “Series A Shares”), and fixed the relative designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof.

SECOND: That, on December 26, 1995, the Corporation filed a Certificate of Designation of Series A Junior Participating Preferred Stock (the “Certificate of Designation”) with respect to such Series A Shares with the Secretary of State of the State of Delaware.

THIRD: That no Series A Shares are outstanding and no shares thereof will be issued subject to such Certificate of Designation.

FOURTH: That on September 15, 2010, the Board adopted the following resolutions:

WHEREAS, on December 15, 1995, pursuant to Section 151 of the Delaware General Corporation Law and the authority granted in the Certificate of Incorporation of the Corporation, the Board, by resolution duly adopted, created a series of preferred stock, par value $0.0001 per share, designated as “Series A Junior Participating Preferred Stock” (the “Series A Shares”), designated and provided for the issuance of up to 250,000 Series A Shares, and fixed the relative designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof.

WHEREAS, the Corporation filed a Certificate of Designation of Series A Junior Participating Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware on December 26, 1995.

WHEREAS, on December 15, 1995, the Corporation entered into a Rights Agreement with The First National Bank of Boston, as Rights Agent (the “Rights Agreement”) and the Board authorized and declared a dividend of one preferred share purchase right (a “Right”) for each share of Common Stock outstanding, with each Right representing the right to purchase one one-hundredth of a Series A Share, subject to the terms and conditions of the Rights Agreement.

WHEREAS, the Rights Agreement was amended on May 1, 2000, December 5, 2001 and September 9, 2004 and was amended and terminated on July 22, 2005.

WHEREAS, as the Rights are no longer exercisable, no Series A Shares are issued and outstanding and no shares thereof will be issued subject to the Certificate of Designation, the Board believes it is in the best interests of the Corporation to eliminate all matters set forth in the Certificate of Designation from the Certificate of Incorporation of the Company, as heretofore amended (the “Certificate of Incorporation”).

NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Series A Shares be eliminated from the Certificate of Incorporation;

RESOLVED FURTHER, that the President and the Secretary of the Corporation be, and they hereby are, authorized and directed to prepare, execute, verify, file and record a certificate with the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to the Series A Shares shall be eliminated from the Certificate of Incorporation, and to make any other filings with the Secretary of State of the State of Delaware or any other authority as may be required or deemed necessary to eliminate the designation of the Series A Shares and to give force and effect to the foregoing resolution; and

RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them acting alone hereby is, authorized and empowered, acting in the name and on behalf of the Corporation, to take such action and to execute and deliver all agreements, documents, and instruments referred to expressly or generally in the preceding resolutions, and any amendments, supplements, or modifications to any of such agreements, documents, and instruments; such actions, agreements, documents, instruments, amendments, supplements, and modifications shall be in such form and substance as the proper officer executing the same may, in his or her sole discretion, deem to be in the best interest of the Corporation in connection with or arising out of the transactions contemplated by the foregoing resolutions;

RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, empowered to approve or authorize, as the case may be, such further action and the preparation, execution, and delivery of all such further instruments and documents in the name and on behalf of the Corporation, and to pay all such expenses and taxes, as in their judgment shall be necessary, proper, or advisable in order to carry out the intent and accomplish the purposes of the foregoing resolutions; and

RESOLVED FURTHER, that any and all actions heretofore taken by the directors or officers of the Corporation on behalf of the Corporation in furtherance of the actions authorized or contemplated by the foregoing resolutions be, and they hereby are, ratified, approved, and confirmed in all respects, including, without limitation, the execution and delivery of any documents and instruments, including amendments, supplements, or modifications thereto as have been necessary or appropriate in order to effectuate the actions contemplated by the foregoing resolutions.

FIFTH: That, accordingly, all matters set forth in the Certificate of Designation with respect to such Series A Shares be, and hereby are, eliminated from the Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and Chief Executive Officer this 15th day of September, 2010.

By	/s/ Pedro (Pete) P. Rodriguez
Pedro (Pete) P. Rodriguez President and Chief Executive Officer